UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT



Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934.



Date of Report (Date of earliest event reported):      December 14, 1995


HICKORY TECH CORPORATION

Incorporated in Minnesota
Commission file number 0-13721
I.R.S. Employer Identification 41-1524393

221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

Registrant's telephone number including area code (800) 326-5789

ITEM 5. OTHER EVENTS

On June 30, 1995, the Registrant filed a Form 8-K announcing that the HTC Group, consisting of the Registrant and EBSco Limited, a District of Columbia Corporation ("EBSco"), entered into five Purchase Agreements with US West Communications, Inc., a Colorado Corporation (US West), to purchase the assets of eighty-two (82) rural telephone exchanges (the "Exchanges") in Minnesota, Iowa and Nebraska. The Registrant executed two Purchase Agreements to acquire assets of eight (8) Exchanges in Minnesota for $25,900,000 and six (6) Exchanges in Iowa for $22,100,000. EBSco executed three Purchase Agreements, one each for Exchanges in Minnesota, Iowa and Nebraska.

Subsequently, EBSco assigned its interests in its three Purchase Agreements to the Registrant, Alpine Communications, L.C., an Iowa Limited Liability Company ("Alpine") and Tritech Communications, L.C., an Iowa Limited Liability Company ("Tritech").

The Purchase Agreements were drafted so that the purchasers could not purchase the Exchanges in a given state unless all Purchase Agreements for that state were closed simultaneously. Tritech did not fulfill funding requirements for the Purchase Agreements that were assigned to it by EBSco for Minnesota and Nebraska, and therefore US West canceled those Purchase Agreements and also canceled Registrant's Purchase Agreement for the Exchanges in Minnesota.

Registrant intends to complete its purchase of the six (6) Exchanges in Iowa (containing approximately 7,600 access lines) pursuant to its Purchase Agreement with U.S. West. Registrant will purchase the Exchanges in Iowa through its wholly-owned subsidiary, Heartland Telecommunications Company of Iowa.

Registrant may purchase up to eight (8) additional Exchanges in Iowa (containing approximately 7,700 access lines) that are the subject of the EBSco Purchase Agreement of Iowa. The maximum purchase price for the additional Exchanges in Iowa will be $21,000,000, and will depend upon the number of additional Exchanges purchased. The balance of the Exchanges from the EBSco Purchase Agreement for Iowa will be purchased by Alpine. The allocation of the Iowa Exchanges between the Registrant and Alpine should be decided in early January, 1996.

The acquisition will be structured as a purchase of telephone assets from US West and must be approved by the Public Utilities Board of Iowa and the Federal Communications Commission. It is anticipated that approvals for the purchase of the Exchanges will be completed in the third quarter of 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 1995

HICKORY TECH CORPORATION



/s/ Robert D. Alton, Jr.
Robert D. Alton, Jr.
Chief Executive Officer



/s/ David A. Christensen
David A. Christensen
Chief Financial Officer